Exhibit 10.1

Execution Version

SUPPLEMENTAL SUPPORT AGREEMENT

SUPPLEMENTAL SUPPORT AGREEMENT, dated as of September 27, 2013 (this “Agreement”), by and among CNH Global N.V., a Netherlands corporation (“Global”), FI CBM Holdings N.V. (to be renamed CNH Industrial N.V. upon or after the effectiveness of the Merger referred to below), a Netherlands corporation (“Industrial”), and CNH Capital LLC, a Delaware limited liability company (“CNHC”).

W I T N E S S E T H :

WHEREAS, Global and CNHC are parties to that certain Support Agreement, dated as of November 4, 2011 (the “Support Agreement”);

WHEREAS, pursuant to the Merger Agreement, dated as of November 25, 2012 (the “Merger Agreement”), by and among Fiat Industrial S.p.A., Fiat Netherlands Holding N.V., Global and Industrial, Global shall merge with and into Industrial (the “Merger”) and, upon the consummation of the Merger, the separate corporate existence of Global shall cease and Industrial shall continue as the surviving corporation; and

WHEREAS, Industrial and CNHC believe that it is in their respective best interest for Industrial to expressly assume all of Global’s obligations under the Support Agreement so as to demonstrate Industrial’s support for CNHC following the Merger in connection with the matters contemplated by the Support Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual advantage and benefit of the parties hereto and other good and valuable consideration, the parties hereto agree as follows:

1.                                      Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Support Agreement.

2.                                      Assumption of Obligations; Successor Substituted.  Industrial hereby expressly assumes, confirms and agrees to perform and observe, effective as of the CNH Effective Time (as defined in the Merger Agreement), all of the obligations, covenants, agreements, terms, conditions, duties and liabilities of Global under the Support Agreement, with the same force and effect as if Industrial had originally been a party thereto. Industrial shall, from and after the CNH Effective Time, succeed to, and be substituted for, and may exercise every right and power of, Global under the Support Agreement.

3.                                      General.

(a)                                 Confirmation.  Except as expressly supplemented hereby, the provisions of the Support Agreement shall remain in full force and effect.

(b)                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(c)                                  Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Industrial and CNHC and their respective successors and assigns.

(d)                                 Counterparts.  The parties hereto may sign multiple counterparts of this Agreement. Each signed counterpart shall be deemed an original, but all of them together represent one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CNH GLOBAL N.V.

By:	/s/ Andrea Paulis
Name:	Andrea Paulis
Title:	Treasurer

FI CBM Holdings N.V.

By:	/s/ Roberto Russo
Name:	Roberto Russo
Title:	Corporate Secretary

CNH Capital LLC

By:	/s/ Douglas MacLeod
Name:	Douglas MacLeod
Title:	Chief Financial Officer

[Supplemental Support Agreement]